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                                                                      EXHIBIT A

                      STOCK AND WARRANT PURCHASE AGREEMENT

     This Agreement is dated as of January 31, 2000 and is by and between EcoLogic, LLC, a California limited liability company ("ECOLOGIC"), and KleenAir Systems, Inc., a Nevada corporation ("KLEENAIR").

     1. RECITALS. Concurrently with the execution of this Agreement, KleenAir and Extengine Transport Systems, LLC, a Delaware limited liability company ("ETS"), are entering into an Agreement Regarding Engine Testing (the "ENGINE TESTING AGREEMENT") regarding testing of certain engines which ETS has arranged to be sent from the Peoples' Republic of China to the United States in order to obtain funds which will allow KleenAir to develop an engine specific NOxMaster device and to test such device to confirm its pollution reduction efficacy in a manner which will allow ETS to obtain governmental certification. Consequently, KleenAir has agreed to sell 500,000 shares of its stock and to issue warrants for an additional 1,000,000 shares of common stock (the "WARRANTS") to EcoLogic, on the price and terms set forth below.

     2. PURCHASE AND SALE OF COMMON STOCK. KleenAir agrees to sell to EcoLogic, and EcoLogic agrees to purchase from KleenAir, Five Hundred Thousand (500,000) shares of common stock of KleenAir (the "SHARES"). The cash purchase price shall be $.50 per share, for an aggregate purchase price of $250,000 (the "PURCHASE PRICE"). The Purchase Price for the Shares shall be paid as follows:


          2.1 At the Closing (as defined in SECTION 4 below), EcoLogic shall pay or cause to be paid to KleenAir the sum of $125,000 by the delivery of a cashier's check payable to KleenAir. 2.2 On each of the following dates, EcoLogic shall transfer by wire transfer of funds into the Account (as defined in the Engine Testing Agreement) the sum of $25,000:

               March 20, 2000
               April 20, 2000
               May 19, 2000
               June 20, 2000
               July 20, 2000

     3. WARRANTS. In consideration of the payment of the Purchase Price and the execution of the Engine Testing Agreement by ETS, KleenAir shall authorize, execute and deliver to EcoLogic a Warrant in the form of EXHIBIT A attached hereto and made a part hereof and a Warrant in the form of EXHIBIT B attached hereto and made a part hereof.


     4. CLOSING. The closing of the transaction ("CLOSING") shall take place by February 28, 2000. The Closing shall take place at the offices of EcoLogic at 333 South Grand Avenue, Suite 3030, Los Angeles, California 90071 or by mail. At the Closing, KleenAir shall deliver stock certificates for the Shares, and EcoLogic shall deliver to KleenAir a check in the amount of the payment due at Closing as described in SECTION 2. In addition, KleenAir and EcoLogic shall execute and deliver such further instruments as are reasonably necessary to effectuate the transfer of the Shares.

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     5.   REPRESENTATIONS AND WARRANTIES OF KLEENAIR. KleenAir represents and warrants to EcoLogic as follows:

          5.1 KleenAir is the owner of the Shares, free and clear of all liens, assessments and encumbrances, and EcoLogic has not previously assigned or hypothecated any rights in and to such Shares.

          5.2 KleenAir has full authority to execute and deliver the stock certificates conveying the Shares and the Warrants to EcoLogic and any other instruments or documents reasonably necessary for the consummation of the transaction contemplated by this Agreement.

          5.3 KLEENAIR ORGANIZATION. Kleen Air has been duly organized in the State of Nevada and is in good standing in the States of California and Nevada and in every jurisdiction in which KleenAir does business.

          5.4 PATENTS AND TECHNOLOGY. KleenAir is the exclusive owner of all international marketing, manufacturing, distribution and sales rights for the NOxMaster and is the holder of valid U.S. and foreign patents for the technology behind the NOxMaster, including without limitation the patents attached hereto as EXHIBIT A.

          5.5 CONSENTS. No consents, permits or permissions are required from any third party or governmental agency for the execution and/or performance of this Agreement by KleenAir.

     6. COVENANTS OF KLEENAIR. KleenAir shall deposit the amounts paid by EcoLogic hereunder into the Account (as defined in the Engine Testing Agreement) and shall cause such sums to be held and disbursed in accordance with the terms of the Engine Testing Agreement.

     7. MISCELLANEOUS PROVISIONS.

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          7.1  NOTICES. All notices, requests, demands or other communications required or desired to be given hereunder, to be legally binding, shall be in writing and may be served personally (including service by any commercial messenger or courier service), by reputable overnight carrier, or by registered or certified United States mail, return receipt requested, with all postage and fees fully prepaid, addressed to the respective address set forth below, or to such other address as the party to whom the notice is addressed has theretofore specified in a notice served upon the other party in accordance with the requirements hereof. All notices shall be effective upon actual delivery to the addressee, as evidenced by the return receipt if service is by mail, except in the case of a party that has relocated and has not served upon the other party a notice of a new address for service of notices as specified above, or in the case if a party to whom the notice is addressed that refuses to accept delivery of the notice, in either of which cases the notice shall be deemed effective upon the first date of attempted delivery, as indicated by the return receipt if the attempted service was by mail, at the last address of which the party attempting to make the service had notice.

                  The initial addresses of the parties for notices shall be:

                  EcoLogic, LLC
                  c/o Citadel Capital Management Corporation
                  1128 Mission St.
                  South Pasadena, CA 91030
                  Attn:  Phil Roberts

                  With a copy to:

                  Citadel Capital Management Corporation
                  333 S. Grand Avenue, Suite 3030
                  Los Angeles, CA 90071
                  Attn:  Matthew C. Fragner

                  KleenAir Systems, Inc.
                  36 E. Corniche Drive
                  Dana Point, CA 92629
                  Attn: Lionel Simons

          7.2 APPLICABLE LAW AND VENUE. This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California. Venue for any action brought regarding this Agreement or the transaction contemplated herein shall be in Los Angeles County, California.

          7.3 BINDING UPON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns. No assignment shall relieve the assignor of any liability accruing under this Agreement either before or after the assignment.

          7.4 ENTIRE AGREEMENT; INTEGRATION. Together with any other agreements executed concurrently and in connection herewith, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and shall

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supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein, or in any instrument executed by the parties of even date herewith.

          7.5 AMENDMENTS ONLY IN WRITING. This Agreement may not be modified, terminated, or amended in any respect, except pursuant to an instrument in writing duly executed by all of the parties hereto.

          7.6 ATTORNEYS' FEES. In the event that any party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, or in connection with any bankruptcy proceeding relating to a party, the losing party or parties (or the debtor party involved in the bankruptcy) in such action or proceeding shall reimburse the prevailing party or parties therein for all reasonable costs of litigation, including the reasonable noncontingent fees of attorneys, paralegals and other professionals, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

          7.7 INTERPRETATION. The language of this Agreement shall not be construed against any party, since all parties have participated in the negotiation and drafting of this Agreement. The term "including" shall mean "including but not limited to." All captions and headings herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement. As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others, whenever and wherever the context so indicates.

          7.8  TIME OF ESSENCE. Time is of the essence of this Agreement.


          7.9 FURTHER ASSURANCES. The parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

          7.10 NO THIRD PARTY BENEFIT. Except as may otherwise be expressly provided herein, this Agreement is made and entered into for the sole benefit and protection of the parties hereto, and the parties do not intend to create any rights or benefits under this Agreement for any person who is not a party to this Agreement, except for any permitted assignees.

          7.11 COUNTERPARTS. This Agreement may be executed in one or more counterpart copies, and each of which so executed, irrespective of the date of execution and delivery, shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

          7.12 SEVERABILITY. In the event that any provision of this Agreement shall be adjudicated to be void, illegal, invalid, or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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          7.13 WAIVER. No delay or omission by any party hereto in exercising any right or power hereunder shall impair any such right or power or be construed to be a waiver thereof, unless this Agreement specifies a time limit for the exercise of such right or power or unless such waiver is set forth in a written instrument duly executed by the party granting such waiver. A waiver by any party hereto of any of the covenants, conditions, or agreements hereof to be performed by any other party shall not be construed as a waiver of any succeeding breach of the same or any other covenants, agreements, restrictions or conditions hereof.

          7.14 NO OFFER. Submission of an unsigned version of this instrument by a party does not constitute an offer. No binding arrangement will occur until all parties have executed and delivered this Agreement.

                                   KleenAir Systems, Inc.

                                   By: /s/ Lionel Simons
                                      ------------------------------
                                         Lionel Simons, President

                                   EcoLogic, LLC

                                   By: /s/ Matthew C. Fragner
                                      ------------------------------
                                         Matthew C. Fragner, Manager


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